UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                             Commission File Number 0-14060

                              INTRENET, INC.
          (Exact name of registrant as specified in its charter)

          400 TechneCenter Drive, Suite 200, Milford, Ohio 45150
                              (513) 576-6666
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      COMMON STOCK, WITHOUT PAR VALUE
         (Title of each class of securities covered by this Form)

                                   NONE
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ x ]    Rule 12h-3(b)(1)(i)    [   ]
     Rule 12g-4(a)(1)(ii)  [   ]    Rule 12g-3(b)(1)(ii)   [   ]
     Rule 12g-4(a)(2)(i)   [   ]    Rule 12h-3(b)(2)(i)    [   ]
     Rule 12g-4(a)(2)(ii)  [   ]    Rule 12h-3(b)(2)(ii)   [   ]
                                    Rule 15d-6             [   ]

Approximate number of holders of record as of the certification or notice date: 275

     Pursuant to the requirements of the Securities Exchange Act of 1934 Intrenet, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    INTRENET, INC.

Date: February 14, 2001             By:  /S/ THOMAS J. BELL
                                         Thomas J. Bell, Executive
                                         Vice President, Chief
                                         Financial Officer and Secretary